UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 12, 2014
THE FIRST BANCORP, INC.
(Exact name of Registrant as specified in charter)

MAINE
(State or other jurisdiction of incorporation)

0-26589	01-0404322
(Commission file number)	(IRS employer identification no.)

Main Street, Damariscotta, Maine	04853
(Address of principal executive offices)	(Zip Code)

(207) 563-3195
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	Page 1
Signatures	Page 2

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, Cornelius “Connie” Russell was sworn in as a Director of The First Bancorp, Inc. Mr. Russell was elected by the Company’s Board of Directors on February 20, 2014, and will serve as a Director until the Company’s Annual Meeting of Shareholders on April 24, 2014. He has also been nominated for a one-year term as a Director, to be voted on at the Company’s Annual Meeting of Shareholders on April 24, 2014.
A second-generation hotelier, Mr. Russell began his career in 1987 with Ocean Properties Ltd. and has held management positions at multiple hotels in Maine, New Hampshire, Colorado, Arizona and Florida. He has been the General Manager at the Samoset Resort in Rockland, Maine, since 1999 where he has overseen numerous multi-million dollar capital improvement projects, most recently overseeing the construction of La Bella Vita Ristorante, Enoteca wine bar, The Spa and Luxury guest cottages.
Mr. Russell’s service on several boards of directors includes Past Presidency of the Maine Innkeeper’s Association and Penobscot Bay Regional Chamber of Commerce, New England Inns and Resorts Association, Maine State Chamber of Commerce, and the Penobscot Bay Healthcare Board of Trustees. He was awarded the 2010 Innkeeper of the Year by the Maine Innkeepers Association.
Mr. Russell was born in Bangor, Maine and attended Orono High School and the University of Maine, graduating with a B.S. degree in Resource Economics. He and his wife Juliet and their daughter Jacqueline and son Connor, who attend Camden Hills High School, reside in Rockport, Maine. Mr. Russell also coaches and plays ice hockey in the Maine Coast Skaters Association.
In conjunction with his election as a Director, there was no arrangement or understanding between Mr. Russell and any other persons, pursuant to which he was selected as a director. Mr. Russell will serve on the Directors Loan Committee and the Asset Liability Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCORP, INC.
By: /s/ F. STEPHEN WARD

F. Stephen Ward
Executive Vice President &
Chief Financial Officer

Dated: March 12, 2014

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